Exhibit 99.1

MORGANS HOTEL GROUP APPOINTS MICHAEL D. MALONE
TO BOARD OF DIRECTORS

Current Director Lance Armstrong Steps Down

New York, NY – February 5, 2008 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG”) today announced that Michael D. Malone has been appointed to its Board of Directors, effective immediately. Mr. Malone recently retired from Bank of America as Senior Executive Banker and Managing Director. For nearly 24 years at Bank of America, Mr. Malone worked in investment banking across a number of sectors including real estate, lodging, leisure and gaming.

“We are pleased to welcome Michael to our Board of Directors,” said David T. Hamamoto, Chairman of MHG. “His financial expertise and relevant background, particularly in lodging and leisure, will make him a great addition to the Board and a real asset to MHG. We also look forward to benefiting from Michael’s gaming experience as we prepare to assume management of casino operations at the Hard Rock Hotel & Casino in Las Vegas.”

“It’s an honor to join the Board of Directors of MHG,” said Mr. Malone. “I look forward to working with the Board and management team to continue the Company’s growth and profitability.”

MHG also announced that Lance Armstrong, currently a director on MHG’s Board, is resigning to devote additional time to the Lance Armstrong Foundation.

“On behalf of the entire Board, I’d like to thank Lance for his contributions to MHG over the past two years,” continued Mr. Hamamoto. “Lance is a remarkable person and we are grateful for his service to the Company. We wish him the very best in his future endeavors.”

ABOUT MORGANS HOTEL GROUP
Morgans Hotel Group Co. (NASDAQ: MHGC), which is widely credited with establishing and developing the rapidly expanding boutique hotel sector, operates and owns, or has an ownership interest in, Morgans, Royalton and Hudson in New York, Delano and The Shore Club in Miami, Mondrian in Los Angeles and Scottsdale, Clift in San Francisco, and Sanderson and St Martins Lane in London. In February 2007, MHG and an equity partner acquired the Hard Rock Hotel & Casino in Las Vegas and related assets. MHG has other property transactions in various stages of completion including projects in Miami Beach, Florida, Chicago, Illinois, SoHo, New York and Las Vegas, Nevada, and continues to vigorously pursue its strategy of developing unique properties at various price points in international gateway cities and select resort destinations. For more information please visit www.morganshotelgroup.com.

Contacts
Jennifer Foley
Morgans Hotel Group
212.277.4166

Eric Brielmann / Andi Salas
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449